Exhibit 99


                                                           FOR IMMEDIATE RELEASE

                             INTERPUBLIC GROUP ANNOUNCES 31% GAIN IN
                   FOURTH QUARTER EPS BEFORE ACQUISITION COSTS

NEW YORK, NY (February 27, 2001)---The Interpublic Group of Companies announced today that diluted earnings per share grew 31% in the fourth quarter to $.46 from a restated $.35 in 1999, before non-recurring items.

Worldwide revenues were 6% higher in the quarter at $1,601 million, compared to $1,517 million in 1999. In constant dollars, revenues grew 11% in the quarter. Domestic revenues advanced 10% to $820 million, reflecting good gains at McCann-Erickson WorldGroup and specialized marketing services, partially offset by a decline at Lowe Lintas. International revenues grew 11% in constant dollars during the quarter. Reported international revenues grew 1% to $781 million as negative currency translation in Europe tempered growth.

Net income advanced 35% to $144.8 million before non-recurring items, reflecting strong margin performance driven by cost controls.

John J. Dooner, chairman and chief executive officer, commented: "Interpublic delivered solid organic revenue growth and strong margin performance in the fourth quarter, despite difficult comparisons at Lowe Lintas and Initiative Media. Our challenge in 2001 will be to accelerate top-line growth across all our businesses, while maintaining our focus on cost containment.

"Looking forward, we're confident our business can continue to produce double-digit earnings gains, fueled primarily by organic growth. Our reinvestment efforts will continue to focus on the expansion of existing businesses, supplemented by accretive acquisitions."

Non-Recurring Items Affecting Comparability
-------------------------------------------

In both 1999 and 2000, non-recurring items affected the comparability of results. In the fourth quarter of 2000, Interpublic acquired Deutsch, Inc. in a pooling of interests transaction valued at $265 million. Consideration paid to Donny Deutsch, the sole shareholder, was a capital transaction. The remaining consideration includes shares issued to employees holding non-voting stock rights, which was recognized as a one-time transaction cost of $44.7 million ($.13 per share).

As previously reported, in the fourth quarter of 1999 Interpublic undertook a restructuring of Lowe Lintas, which was completed in the third quarter of 2000, incurring cumulative pretax costs of $165.2 million or $.33 per share after taxes over four quarters.

Discussion of results in this release excludes these non-recurring costs to facilitate analysis of operating performance and trends.

Full Year Results
-----------------

Diluted earnings per share jumped 22% to $1.51 in 2000, compared to $1.24 in 1999. Net income grew 24% to $473.2 million, from $382.7 million in 1999.

Worldwide revenues grew 13% to $5,626 million in 2000, from $4,978 million in 1999, reflecting organic growth of 13%. In constant dollars, revenues grew 18% in 2000. Domestic revenues gained 20% as strong new business trends and acquisitions fueled growth. International revenues in constant dollars grew 15%, reflecting strong gains at McCann-Erickson and specialized marketing services. Due to the adverse effect of currency translation, reported international revenues grew just 6%.

Income from operations of $833.5 million was more than 25% higher than the year-earlier $662.7 million, and represented an operating profit margin of 14.8%.

Organic Growth
--------------

Organic revenues, defined as revenues in constant dollars exclusive of acquisitions, grew 9% in the fourth quarter. In the United States, organic growth was 5%, reflecting unfavorable comparisons at Lowe Lintas and Initiative Media. Internationally, organic revenues were 13% higher.

For the year, Interpublic posted organic growth of 13%, as domestic revenues advanced 12% and international business gained 14%.

New Business
------------

Interpublic's agency systems gained net new business of approximately $484 million in the fourth quarter of 2000, up 64% compared to net new business of $295 million in the fourth quarter of 1999. Major new accounts won during the quarter included Verizon, Deutsche Bank, Princess Cruises and Tommy Hilfiger. In addition, the company significantly expanded its long-term relationship with the Coca-Cola Company.

During the latest 12 months, net new business totaled $2,560 million, including assignments from Microsoft, Pfizer, 3Com, the US Navy, H&R Block, Merrill Lynch/HSBC, Kohl's and H&M. In 1999, net new business was $1,839 million.

In 2001, new business wins accelerated, with Interpublic agencies gaining several new accounts, including Virgin Mobile, Bestfoods, Mass Mutual, Revlon and Marriott since the beginning of the year.

Revenue by Discipline
---------------------

Revenues generated by advertising were $829.9 million in the quarter, compared to $841.9 million a year earlier, reflecting account losses at Lowe Lintas and the negative impact of foreign currency translation. For the year, advertising revenues grew 7% to $2.96 billion.

Revenues from specialized marketing services grew 14% and contributed 48% of revenues in the fourth quarter, or $770.9 million, compared to $675.6 million or 45% of revenues in the fourth quarter of 1999. Each discipline contributed higher revenues in the quarter:

                                                                                       Constant $
Fourth Quarter                           Revenues (Mils.)     % Total     % Change     % Change
--------------                           ----------------     -------     --------     ----------
Promotion, Event and Direct Marketing          $376             24%          14%          17%
Public Relations                               $127             08%          31%          33%
Media Buying                                   $097             06%          03%          07%
Marketing Intelligence                         $170             10%          11%          17%

For the year 2000, revenues from specialized marketing services gained 21% and accounted for $2,662 million or 47% of revenues, compared to $2,208 million or 44% of revenues in 1999, as each discipline made a larger contribution.

                                                                                      Constant $
Year 2000                                Revenues (Mils.)     % Total     % Change     % Change
---------                                ----------------     -------     --------    ----------
Promotion, Event and Direct Marketing         $1235             22%          31%          35%
Public Relations                              $0461             08%          34%          36%
Media Buying                                  $0364             06%          06%          10%
Marketing Intelligence                        $0602             11%          05%          10%

Operating Income
----------------

Income from operations advanced 35% in the quarter to $242.3, compared to 1999's $179.5 million.

In 1999, results were impacted by a $21.7 million charge at NFO Worldwide, relating to a discontinued business. Excluding these costs, income from operations advanced 20% and the operating margin widened 180 basis points to 15.1%.

Other Income and Expense
------------------------

Interest expense increased to $34.3 million in the quarter from $21.6 million in 1999, reflecting higher borrowings and higher average rates.

Other non-operating income included $19 million of interest income and approximately $11 million in pretax gains on the sale of assets. In the1999 quarter, pretax gains on asset sales contributed $27 million to non-operating income.

For the year 2000, asset sales contributed $40 million to non-operating income; in 1999, the company realized $49 million of gains for similar transactions.

Capital  expenditures  totaled   approximately  $200  million  and  the  company
distributed $109 million in cash dividends to shareholders.

Taxes
-----

Interpublic's tax rate reflects the benefits of its ongoing global planning initiatives and the positive effect of the Deutsch acquisition. For the year 2000, the effective tax rate was 39%, resulting in a 36% tax rate for the fourth quarter. In 2001, the company anticipates that ongoing planning initiatives will continue to favorably impact the effective tax rate. For the coming year, the effective tax rate is expected to be between 40% and 41%.

Cash EPS
--------

Changes in accounting rules are expected to eliminate the impact of goodwill on reported earnings in future periods, making cash EPS the standard measure of performance.

Cash EPS is the sum of reported net income per share plus amortization of intangibles. In the fourth quarter, cash EPS were $.55, compared to $.46 in 1999, representing an increase of 20%. Full year cash EPS totaled $1.81, up 20% from $1.51 in the year earlier.

Outlook
-------

In 2001, growth in advertising expenditures is expected to moderate from recent record rates in the face of slower economic activity and the absence of political, dot.com and Olympics- related promotions. Demand for marketing services is expected to remain relatively robust as clients continue to disperse their promotional activities across an array of communications channels.

Interpublic expects revenue growth in 2001 to be a product of same account growth, new business wins and acquisition activity. Because a high percentage of operating costs is variable, the company has traditionally managed expenses to optimize its profit at any level of revenue.

For 2001, the company is planning for double-digit earnings per share growth. Revenue comparisons for advertising businesses are expected to remain difficult through the first half of the year.

Webcast
-------

Management will discuss recent results on a webcast at 5:30 PM (EST). Investors are invited to access the call live at www.interpublic.com or www.streetfusion.com. The discussion will be archived at the company's website for 45 days.

The Interpublic Group of Companies, Inc., is one of the largest organizations of advertising agencies and marketing services companies. Its major worldwide companies include McCann-Erickson WorldGroup, The Lowe Group, Draft Worldwide, Initiative Media Worldwide, Octagon, NFO Worldwide and the Allied Communications Group. The shares of Interpublic trade on the New York Stock Exchange (symbol:
IPG).

Safe Harbor Statement
---------------------

This release may discuss future performance. Comments made about expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act. Actual results may differ materially from those contemplated in any forward-looking statements, and the company undertakes no obligation to update any such statements. Risk factors are identified in the company's 1999 Form 10-K and more recent 10-Qs on file at the Securities and Exchange Commission.


Contact:   Susan V. Watson                  Sean F. Orr
           (212) 399-8208                   (212) 399-8093



                                      THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                                   CONSOLIDATED SUMMARY OF EARNINGS FOURTH QUARTER REPORT 2000 AND 1999
                                                              (UNAUDITED)
                                             (Amounts in Thousands Except Per Share Data)


                                                                  Three Months Ended December 31,
                                                  -----------------------------------------------------------------
                                                      Post-Restructuring and             Pre-Restructuring and          Pre-Restr.
                                                   Special Compensation Costs         Special Compensation Costs        %Favorable
                                                     2000               1999            2000               1999        (Unfavorable)
                                                  ------------------------------      -----------------------------    -------------
Revenue
  United States                                    $   819,839       $   744,516      $   819,839       $   744,516         10.1
  International                                    $   781,022       $   772,931      $   781,022       $   772,931          1.0
Total Revenue                                      $ 1,600,861       $ 1,517,447      $ 1,600,861       $ 1,517,447          5.5

Operating Costs                                    $ 1,323,539       $ 1,296,207      $ 1,323,539       $ 1,296,207         (2.1)
Amortization of Intangible Assets                  $    35,003       $    41,724      $    35,003       $    41,724         16.1
Restructuring and other Merger Related Costs       $         -       $    84,183      $         -       $         -          N/A
Non-recurring Transaction Costs (a)                $    44,715       $         -      $         -       $         -          N/A
Income from Operations                             $   197,604       $    95,333      $   242,319       $   179,516         35.0

Interest Expense                                   $   (34,276)      $   (21,561)     $   (34,276)      $   (21,561)       (59.0)
Other Income, Net                                  $    31,380       $    46,314      $    31,380       $    46,314        (32.2)
Income Before Provision for Income Taxes           $   194,708       $   120,086      $   239,423       $   204,269         17.2

Provision for Income Taxes                         $    82,789       $    51,703      $    85,912       $    84,449         (1.7)
Net Equity Interests (b)                           $    (8,735)      $   (12,506)     $    (8,735)      $   (12,506)        30.2
Net Income                                         $   103,184       $    55,877      $   144,776       $   107,314         34.9

Per Share Data:
       Basic E.P.S.                                $      0.34       $      0.19      $      0.47       $      0.36         30.6
       Diluted E.P.S. (c)                          $      0.33       $      0.18      $      0.46       $      0.35         31.4
       Dividend per share - Interpublic            $      0.095      $      0.085     $      0.095      $      0.085        11.8

Weighted Average Shares:
       Basic                                           306,653           298,698          306,653           298,698
       Diluted                                         321,715           309,790          328,075           316,483

                                                                   Twelve Months Ended December 31,
                                                  -----------------------------------------------------------------
                                                      Post-Restructuring and             Pre-Restructuring and          Pre-Restr.
                                                   Special Compensation Costs         Special Compensation Costs        %Favorable
                                                     2000               1999            2000               1999        (Unfavorable)
                                                  ------------------------------      -----------------------------    -------------
Revenue
  United States                                    $ 3,073,854       $ 2,560,161      $ 3,073,854       $ 2,560,161         20.1
  International                                    $ 2,551,991       $ 2,417,662      $ 2,551,991       $ 2,417,662          5.6
Total Revenue                                      $ 5,625,845       $ 4,977,823      $ 5,625,845       $ 4,977,823         13.0

Operating Costs                                    $ 4,679,845       $ 4,215,818      $ 4,679,846       $ 4,215,818        (11.0)
Amortization of Intangible Assets                  $   112,478       $    99,326      $   112,478       $    99,326        (13.2)
Restructuring and other Merger Related Costs       $   116,131       $    84 183      $         -       $         -          N/A
Non-recurring Transaction Costs (a)                $    44,715       $         -      $         -       $         -          N/A
Income from Operations                             $   672,676       $   578,496      $   833,521       $   662,679         25.8

Interest Expense                                   $  (109,111)      $   (81,341)     $  (109,111)      $   (81,341)       (34.1)
Other Income, Net                                  $    94,341       $   103,562      $    94,341       $   103,562         (8.9)
Income Before Provision for Income Taxes           $   657,906       $   600,717      $   818,751       $   684,900         19.5

Provision for Income Taxes                         $   273,034       $   243,971      $   319,352       $   276,717        (15.4)
Net Equity Interests (b)                           $   (26,214)      $   (25,459)     $   (26,214)      $   (25,459)        (3.0)
Net Income                                         $   358,658       $   331,287      $   473,185       $   382,724         23.6

Per Share Data:
       Basic E.P.S.                                $      1.18       $      1.11      $      1.56       $      1.28         21.9
       Diluted E.P.S. (d)                          $      1.15       $      1.07      $      1.51       $      1.24         21.8
       Dividend per share - Interpublic            $      0.370      $      0.330     $      0.370      $      0.330        12.1

Weighted Average Shares:
       Basic                                           303,192           297,992          303,192           297,992
       Diluted                                         312,653           308,839          319,346           315,532


(a) Costs incurred in connection with the acquisition of Deutsch, Inc. accounted for as a pooling of interests.

(b) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.

(c) 2000 Post-Restructuring and 1999 Pre-Restructuring includes the assumed conversion of the 1.80% Convertible Subordinated Notes. 2000 Pre-Restructuring includes the assumed conversion of the 1.80% and 1.87% Convertible Subordinated Notes.

(d) 2000 and 1999 Pre-Restructuring includes the assumed conversion of the 1.8% Convertible Subordinated Notes.


All prior data has been restated to reflect the aggregate effect of Deutsch, Inc., NFO Worldwide, Inc. and several other acquisitions accounted for as poolings of interests.